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                                                                    Exhibit 23.4


               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) of GlobeSpan, Inc. for the registration of 73,005,500 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2000, except as to Note 11, as to which the date is April 20, 2000, with respect to the consolidated financial statements of T.sqware, Inc. included in GlobeSpan, Inc.'s Amended Current Report on Form 8-K/A dated April 27, 2001 filed with the Securities and Exchange Commission.

                                                          /s/ Ernst & Young LLP

San Jose, California
October 18, 2001